Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	March 1, 2004 - March 31, 2004
Payment Date	04/26/04

Aggregate Amount Collected for the Collection Period
Interest	$2,740,689.00
Principal Collections	$37,785,383.88
Substitution Amounts	$—
Aggregate Substitution Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:	Factor per Thousand
(i) Enhancer Premium	$77,172.59
(ii) Noteholder’s Interest	$993,704.34	1.046004564
(iii) Principal Collections to Funding Account	$—
(iv) Excess Spread (during Revolving)	$—
(v) Excess Spread (during AP)	$1,669,812.08
(vi) Additional Balance Increase from Excess Spread (during MAP)	$—
(vii) Noteholder’s Principal Distribution	$21,289,192.88	22.40967672
(viii) Enhancer for Prior Draws	$—
(ix) Liquidation Loss Amount	$—
(x) Enhancer	$—
(xi) Interest Shortfalls	$—
(xii) Indenture Trustee	$—
(xiii) Certificates	$1,669,812.08

Balances
	Factors per Original
Beginning Note Balance	$765,696,834.36	0.80600
Ending Note Balance	$744,407,641.48	0.78359
Change	$21,289,192.88	0.02241
Beginning Excluded Amount	$—
Ending Excluded Amount	$—
Change	$—
Beginning Pool Balance	$780,505,551.16	0.82158
Ending Pool Balance	$759,216,358.28	0.79918
Change	$21,289,192.88	0.02241
Beginning Principal Balance	$780,505,551.16	0.89705
Ending Principal Balance	$759,216,358.28	0.87258
Change	$21,289,192.88	0.02447
Additional Draws	$16,534,511.95
Beginning Additional Balance	$—
Additional Balance Increase (Draws less Payments less Funding)	$—
Ending Additional Balance Increase Amount	$—

Delinquencies
	#		$
Two statement cycle dates:		8		$383,420.71
Three statement cycle dates:		3		$216,067.53
Four statement cycle dates:		1		$49,578.04
Five statement cycle dates:		3		$165,289.73
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		4		$165,910.64
Foreclosures		12		$587,179.87
REO		—		$—
Liquidation Loss Amount		4		$39,504.10
Aggregate Liquidation Loss Amount				$571,113.42	0.0601%
Other Information
Gross WAC for Collection Period				4.022%
Net WAC Rate for Collection Period				3.369%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$—
Beginning Capitalized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$—
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,415,910.64
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$—
Gross CPR (1 mo. Annualized)				44.904%
Net CPR (1 mo. Annualized)				28.241%
Draw Rate (1 mo. Annualized)				22.659%
WAM				205.69
AGE				27.08
Allocation of Collected Funds
Interest Collections			Principal Collections
Total Collected		$(3,104,220.60)	Total Collected	$(37,785,383.88)
Servicing Fee		$325,210.65	Noteholders Principal	$21,289,192.88
Enhancer Premium		$77,172.59	Add’l Balance Increase	$—
Additional Balance Interest		$—	Net Draws	$16,534,511.95
Noteholders Interest		$993,704.34	Funding Account	$—
Liquidations		$38,320.95	Net	$38,320.95
Excess Interest		$1,669,812.08	Previous Funding	$—
Net		$—	Liquidations	$(38,320.95)
Interest Shortfall		$—	Difference	$(0.00)
	$		Deficiency Amount	$(0.00)

Wachovia Bank, National Association
as Servicer